Exhibit 99.1

Zion Oil & Gas Initiates Drilling Contract Negotiations with Viking Services

Dallas, Texas and Caesarea, Israel – June 29, 2015 – Zion Oil & Gas, Inc. (NASDAQ: ZN) (“Zion”) entered into drilling contract negotiations with Viking Services BV (“Viking”) and Viking’s Israeli subsidiary, for use of a land-based oil and gas rig with deep drilling capacity and certain other oilfield services for exploration activities within Zion’s Megiddo-Jezreel License area in Israel. Upon finalization and execution of definitive agreements, Viking would commit to use Rig I-35 to drill Zion’s Megiddo-Jezreel #1 well after full regulatory approval is granted by the State of Israel and regional and local governing bodies. The parties anticipate a spud date for the first well in the 4th quarter of 2015 or the 1st quarter of 2016.

Viking (http://www.vikingservices.com) is a global service company engaged in oil and gas drilling and completion, well servicing, pressure pumping, wireline, geophysical, civil engineering and transportation services. Viking’s Rig I-35 is a 2006 Shanghai JC50-DB-2 drilling rig with a 1,500 HP engine and 700,000 pound hook load capacity. The rig (to be mobilized to Israel from its current location in Hungary) is capable of drilling to 5,000 meters (~16,400 feet).

Viking International Drilling Rig I-35

Victor G. Carrillo, Zion’s newly named CEO, states: “We are excited to join forces with Viking Services, a respected international oilfield services company that recently established oil exploration operations in Israel. We believe this will mark the beginning of a lasting business relationship with Viking, building on the operational footprint that they have now established with other energy companies in Israel committed to the development of onshore exploration and production of oil and gas.”

Zion Oil & Gas explores for oil and gas in Israel and currently holds the Megiddo-Jezreel License (comprised of approximately 99,000 acres). Under Israeli law, Zion has an exclusive right to oil and gas exploration in our license area in that no other company may drill there. Our exploration efforts are fully focused on this area as it appears to possess the key geologic ingredients of an active petroleum system. We will soon submit our drilling prospect report to Israel’s Petroleum Commissioner.

For updates on operational activities, please visit Zion’s website: “www.zionoil.com.” Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN.”

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Zion Oil & Gas, Inc.

Brittany Martin, 214-221-4610

dallas@zionoil.com